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                                  EXHIBIT 99.1


                    RALLY'S REPORTS FIRST QUARTER NET INCOME

       LOUISVILLE, Ky., May 10 /PRNewswire/ -- Rally's Hamburgers, Inc. (Nasdaq:
RLLY) announced net income of $838,000 or $.05 per share for the first quarter ended March 31, 1996 attributable to an extraordinary gain, net of tax, of $4.5 million or $.29 per share from the early extinguishment of debt during the quarter. This gain was offset by a net operating loss of $3.7 million or $.24 per share in the quarter. During the comparable quarter of the prior year the Company lost $3.5 million or $.22 per share.

       Company units recorded a same store sales increase of 2%, their first full quarter increase since the first quarter of 1994. This represents the fourth consecutive quarter of improving trends in Company-owned same store sales. Systemwide same store sales were essentially flat for the quarter. Overall, total Company revenues declined slightly in the quarter due to a reduction in systemwide units in operation during the quarter versus the prior year period. For the month of April, 1996, Company and franchised same store sales were up 2.5% and down 4.8%, respectively.

       Donald E. Doyle, newly appointed President and Chief Executive Officer, stated "The challenge of returning Rally's to profitability is achievable. I am encouraged by the improvement we're seeing in same store sales trends. To translate improved sales into improved bottom line performance, we have initiated several important changes designed to improve store level margins. These changes, principally in the areas of food cost and labor cost, are being pursued aggressively. Our focus is on achieving improvements in store level economics while maintaining the positive sales momentum we are now experiencing. I'm confident that our delivery of high quality food, fast friendly service, and exceptional value will continue to attract new customers. Our challenge is an internal one, and that is restructuring the Rally's profit formula to take full advantage of our concept strengths."

       Doyle added "This quarter's 25% reduction in our bond debt is a significant first step in de-leveraging the Company. Additionally, we welcome the investment by CKE Restaurants and Fidelity National Financial, as well as the proven talents of their representatives on our Board, Bill Foley and Tom Thompson. Their significant experiences in turnarounds within our industry segment should prove invaluable to me as I guide our progress."

       The Company's extraordinary gain resulted from the January 29, 1996 repurchase of 22.0 million face value of its 9 7/8% Senior Notes for $15.2 million. This repurchase reduces the Company's annual interest expense by more than $2 million and reduces the Company's remaining 1999 sinking fund indenture requirement of one third of the $85 million original face value to less than $7 million of face value.

       While same store sales improved during the quarter, the improvement did not increase the seasonally low sales volumes enough to sufficiently leverage fixed costs, contributing to the operating loss. Historically, the Company's lowest sales volumes occur during its first quarter. Additionally, increases in labor and other store operating costs, such
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as repairs and utilities, were not sufficiently offset by the attained volumes.
         The Company ended the quarter with cash and investment balances of
$2.8 million, after the outlays in the quarter for its 25% reduction in bond debt and its use of cash in operating activities. Additionally, as anticipated, the Company closed on sales of certain nonproductive assets, receiving $2.5 million in proceeds during the quarter. The Company is actively reviewing liquidity enhancing alternatives, but expects existing cash balances, operating cash flows and proceeds from the sale of additional assets to be sufficient to fund its obligations until selection of appropriate financing alternatives is completed and implemented.
         The Company has appealed the decision of NASDAQ to discontinue the listing of Rally's on the NASDAQ national market system due to a deficiency in net tangible assets. This was caused by the impact of the early implementation of SFAS 121, the new accounting standard regarding impairment of long-lived assets. Rally's will continue to be listed on the NASDAQ pending the outcome of the appeal.
         The Company closed one unit during the quarter and franchisees opened six and closed four restaurants. As of May 8, 1996, there were 484 Rally's Hamburgers restaurants operating in 19 states.
         -0-                       5/10/96
         /CONTACT:  Don Doyle, President and Chief Executive Officer of
Rally's, 502-254-8900/
         (RLLY)